Exhibit 10.17

November 13, 2008

Mark McCamish

[***]

[***]

Dear Mark:

On behalf of Facet Biotech Corporation, I am pleased to extend to you an employment offer for the position of Sr. VP & Chief Medical Officer, reporting to Faheem Hasnain, President and CEO effective December 1, 2008.

The bi-weekly base salary for this position will be $14,734.62 ($383,100 on an annualized basis) which will be paid in accordance with Facet Biotech’s payroll procedures.   We offer our employees an attractive benefits package, including comprehensive medical and dental plans, and life insurance coverage, in addition to a competitive bonus program, all of which you will be eligible for in accordance with the terms of those plans and programs.

For purposes of federal immigration law, you are required to provide to Facet Biotech documentary evidence of your identity and eligibility for employment in the United States.  Information related to what type of documentation qualifies is included in your information packet. You must provide such documentation to us within three business days of your date of hire.

Your employment with Facet Biotech will not be for a set term and you will at all times be employed as an at-will employee. As an at-will employee you will be free to resign at any time, just as Facet Biotech will be free to terminate your employment at any time, with or without cause.  There will be no express or implied agreements to the contrary.

Our offer of employment to you is contingent upon the successful completion of our background check.  If Facet does not already have a background check for you, we will perform one.

To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to the Human Resources Department, along with the other required paperwork you received in your information packet.  This offer letter supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by Facet Biotech and you.

We are very excited at the prospect of your joining Facet Biotech as a key contributor. This offer will remain open until December 1, 2008, at which time it will expire if not previously accepted.

Sincerely,

Facet Biotech

/s/ Gwen Carscadden	I accept all of the terms above.
Gwen Carscadden
Director of Human Resources	/s/ Mark McCamish
Mark McCamish

February 13, 2009
Date